Exhibit 99.1

P R E S S - R E L E A S E

Spare Backup Inc. Names New CTO

Palm Desert, Calif. August 10, 2005 Business Wire – Spare Backup Inc., a subsidiary of Newport International Group (OTCBB: NWPO), has named Marc Campbell its Chief Technology Officer.

Campbell joined the firm as a member of its development staff more than a year ago, then was quickly promoted to Director of Engineering in December 2004. Campbell has now replaced Brian Pollock as CTO who left to pursue other opportunities.

Before joining Newport, Campbell worked as a contractor for Wendy’s to facilitate the design of their new credit card processing system that was successfully rolled out to the companies approximately ten thousand locations. Campbell brings extensive hands on experience from a myriad of projects and proven leadership skills to his new position.

Cery Perle, CEO of Newport International and Spare Backup Inc., said, “We knew in promoting Marc to Chief Technology Officer that he has the talent and management skills necessary to tackle our ambitious development plans. He has already proven himself in his success leading the development of Spare Backup’s recently upgraded service.”

About Spare Backup

Spare Backup, designed specifically for small business and home office users, selects, secures and stores files online, all by itself. For more information and to sign up for a FREE 14-day trial, visit www.sparebackup.com

About Newport International Group Inc.

Newport International Group (OTCBB: NWPO) is dedicated to leveling the digital playing field for small and medium sized companies. Its two subsidiaries provide digital tools and services that are as powerful as those available to large enterprises, but are designed so that technical skills aren’t needed to use or manage them. The company has headquarters in Palm Desert, Calif. More information is available at www.nwpo.biz.

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